Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (No. 333-202434, No. 333-202431 and No. 333-216864) and S-8 (No. 333-187884, No. 333-218385 and No. 333-227654) of Taylor Morrison Home Corporation of our reports dated February 23, 2018, relating to the consolidated financial statements of AV Homes, Inc. and subsidiaries (“AV Homes”) and the effectiveness of AV Homes’ internal control over financial reporting as of December 31, 2017, which are incorporated by reference in this Current Report on Form 8-K of Taylor Morrison Home Corporation dated October 2, 2018.

/s/ DELOITTE & TOUCHE LLP

Phoenix, AZ

October 2, 2018